March 15, 2007

Re: Dissolution of Wells Fund VII Limited Partnership

Dear Financial Representative:

You may recall that in February we informed you that Wells Fund VII Limited Partnership (the Fund) would be closing, following the sale of the Tanglewood outparcels in Clemmons, N.C. on January 31, 2007. We are sending to your clients their share of the final liquidating distribution for the limited partnership. Enclosed for your reference is a sample of the communication being sent to your clients in the Fund, along with a list of clients who will receive a dissolution notification. This transaction signals the successful completion of this investment program, bringing it full cycle.

The last net sale proceeds distribution of $4,650,000 was made in November 2006. At that time we had reserved $802,051, including both cash from operations and net sales proceeds, to fund the expenses and obligations of the partnership associated with its final dissolution. The potential property sale obligations have now expired, and the final dissolution expenses have been determined to be $78,051. These expenses include, but are not limited to, legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreement, and other administrative expenses. Accordingly, the remaining proceeds of $724,000 are being distributed as the final liquidating distribution for the partnership, in compliance with the partnership agreement.

Highlights of Wells Fund VII Limited Partnership

The Fund was originally launched in 1994 and raised $24,180,174. Over the life of the program, we delivered operating cash distributions to the Class A investors of approximately $14,237,577 and passive losses to the Class B investors. The assets in the program were sold, with net sale proceeds allocated to the partnership totaling $24,386,101.

Passive Loss Consideration for Class B Unit Investors

The Class B units in the Fund were primarily designed to receive passive losses during the Fund's operations. Over the course of the Fund's life, Class B investors were allocated passive losses that roughly equaled their total investment, as well as the subsequent income or gain resulting from the sale of the real estate assets. We understand many of your clients who invested in Class B units have taken advantage of the tax benefits that these passive losses were designed to provide. However, some of your clients may have unused passive losses, due to the passive loss limitations of the Tax Code. Now that the Fund has closed, unused passive losses may be available to offset current ordinary income on their tax returns. We want to make you aware that we are notifying your clients to consult with their tax advisors regarding the potential tax benefit as they prepare their 2007 tax returns.

(Continued on reverse)

We anticipate mailing your clients their annual 10-K report in April 2007, including the final audited financials and the liquidation statement per Article 21 of the partnership agreement. However, the final Schedule K-1s will be mailed in the first quarter of 2008.

Should you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to client.services@wellsref.com.

Thank you for your continued support of Wells.

Enthusiastically,

/s/ Stephen G. Franklin, Ph.D.

Stephen G. Franklin, Ph.D.

Chief of Sales and

New Business Development Officer

Enclosures

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, transaction costs and prices, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.